AMENDMENT TO
DISTRIBUTION AGREEMENT
BETWEEN
GPS FUNDS I
AND
CAPITAL BROKERAGE CORPORATION

This Amendment (the “Amendment”) is entered into as of the 31st day of March 2011, by and between GPS Funds I (f/k/a AssetMark Funds), a Delaware statutory trust (the “Trust”), and Capital Brokerage Corporation, a California corporation (the “Distributor”).

The parties hereby amend the Distribution Agreement dated as of the 1st day of May 2008 (the “Agreement”), as set forth below.  Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

1.           Effective immediately, Appendix A of the Agreement is replaced with Appendix A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first above written.

GPS Funds I

  /s/ Carrie E. Hansen
Name: Carrie E. Hansen
Title: President

Capital Brokerage Corporation

  /s/ Scott E. Wolfe
Name: Scott E. Wolfe
Title: S.V.P. and Chief Compliance Officer

APPENDIX A

GuideMarkSM Large Cap Growth Fund

GuideMarkSM Large Cap Value Fund

GuideMarkSM Small/Mid Cap Core Fund

GuideMarkSM World Ex-US Fund

GuideMarkSM Opportunistic Equity Fund

GuideMarkSM Core Fixed Income Fund

GuideMarkSM Tax-Exempt Fixed Income Fund

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